CANARY AMERICAN-MADE CRYPTO ETF

Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CANARY AMERICAN-MADE CRYPTOCURRENCIES ETF”, CHANGING ITS NAME FROM "CANARY AMERICAN-MADE CRYPTOCURRENCIES ETF" TO "CANARY AMERICAN-MADE CRYPTO ETF", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 2025, AT 2:43 O`CLOCK P.M.

10294169 8100	Authentication: 204471766
SR# 20253662448	Date: 08-13-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Divsion of Corporations
Delivered 02:43PM 08132025
FILED 02:43 PM 08132025	CERTIFICATE OF AMENDMENT TO
SR 20253662448- File Number 10294169	CERTIFICATE OF TRUST OF

CANARY AMERICAN-MADE CRYPTOCURRENCIES ETF

This Certificate of Amendment to Certificate of Trust Canary American-Made Cryptocurrencies ETF (the "Trust") is being duly executed and filed to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the "Act").

(a)	Name. The name of the Trust whose Certificate of Trust is being amended hereby is Canary American-Made Cryptocurrencies ETF.
(b)	Amendment. The Certificate of Trust is hereby amended by changing the name of the trust to Canary American-Made Crypto ETF.
(c)	Effective Date: This Certificate of Amendment to Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF the undersigned has duly executed this Certificate of Amendment to Certificate of Trust in accordance with Section 381l(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust.

By:
Name:	Gregory Daniels
Title:	Vice President